Exhibit 5.1

December 10, 2015

Board of Directors

CVB Financial Corporation

701 North Haven Avenue, Suite 350

Ontario, CA 91764

Ladies and Gentlemen:

I have acted as counsel to CVB Financial Corporation, a California corporation (“CVBF”), in connection with the proposed issuance of up to 1,410,618 shares of CVBF’s common stock, no par value per share (the “Shares”). The Shares are proposed to be offered to the shareholders of County Commerce Bank, a California state-chartered bank (“CCB”), in connection with the acquisition by Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of CVBF (“Citizens”), of CCB by means of the merger (the “Merger”) of CCB with and into Citizens, with Citizens being the surviving corporation, pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated October 14, 2015, by and among CVBF, Citizens and CCB (the “Merger Agreement”). CVBF has filed with the Securities and Exchange Commission a Registration Statement (the “Registration Statement”) on Form S-4 relating to the registration of the offering and sale of the Shares pursuant to the Merger Agreement under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined originals, or copies certified to my satisfaction, of such records, agreements, instruments and documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to me as copies, and the truthfulness of all statements of fact contained therein. I have also assumed, with respect to all parties to agreements or instruments relevant hereto, other than CVBF, with respect to the Merger Agreement, that such parties had the requisite power and authority (corporate or other) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to various matters of fact relevant to the opinion hereinafter expressed, I have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers and representatives of CVBF.

For purposes of this opinion, I have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, including all amendments, will have become effective under the Securities Act, and (ii) the Merger will have become effective. The validity of this opinion is limited to the Effective Time of the Merger as such term is defined in the Merger Agreement.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such other legal considerations as I deem relevant, I am of the opinion that, when the Shares are issued in accordance with the terms of the Merger Agreement, such Shares will be validly issued, fully paid and non-assessable. The foregoing opinion is based on, and is limited to, the laws of the State of California, excluding any laws of the State of California relating to the fiduciary duties of corporate directors, and I render no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name and title under the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Richard H. Wohl

Richard H. Wohl

Executive Vice President and General Counsel